KOHL'S CORPORATION REPORTS NOVEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - December 2, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended November 27, 2010 increased 8.1 percent over the four-week month ended November 28, 2009. On a comparable store basis, November sales increased 6.1 percent. Year to date, total sales increased 7.5 percent and comparable store sales increased 4.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "We are pleased with our sales performance in November, given it comes on top of last year's 3.3 percent comparable store sales increase. The Southeast and South-Central regions outperformed the company. From a line-of-business perspective, the Footwear business once again reported the strongest comparable store sales for the month, while Mens and Womens also outperformed the company."

	Fiscal Period Ended		% Change
	November 27,	November 28,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
November	$ 2,022	$ 1,870	8.1%	6.1%
Year-to-date	14,374	13,366	7.5	4.7

The Company has substantially completed the detailed review of its historical accounting for leased properties as discussed in its November 10, 2010 press release. The Company expects the final adjustment to decrease third quarter income before taxes by approximately $50 million and diluted earnings per share by approximately $0.10, which is within the range of management's previous estimate of $25 million, or $0.05 per diluted share, to $75 million, or $0.15 per diluted share. Additionally, the Company has determined that the corrections are not material to any previously reported period.

The Company operates 1,089 stores in 49 states, compared to 1,059 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, December 2, until 8:30 PM EST on Friday, December 3, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales, earnings and anticipated adjustments to earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464